Exhibit 10.4

SPONSOR SUPPORT AGREEMENT

This Sponsor Support Agreement (this “Agreement”) is dated as of October 6, 2021 by and among FirstMark Horizon Sponsor LLC, a Delaware limited liability company (the “Sponsor Holdco”), the Persons set forth on Schedule I hereto (together with the Sponsor Holdco, each, a “Sponsor” and, together, the “Sponsors”), FirstMark Horizon Acquisition Corp., a Delaware corporation (“SPAC”), Starry Holdings, Inc., a Delaware corporation (“Pubco”) and Starry, Inc., a Delaware corporation (the “Company” and, collectively with the Sponsors, SPAC and Pubco, the “Parties”).

RECITALS

WHEREAS, as of the date hereof, each Sponsor is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the number of shares of SPAC Class A Common Stock, shares of SPAC Class B Common Stock and SPAC Warrants as set forth opposite such Sponsor’s name on Schedule I attached hereto;

WHEREAS, concurrently herewith, SPAC, Sirius Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of SPAC (“Merger Sub”), Pubco and the Company, are entering into an Agreement and Plan of Merger (as amended, supplemented, restated or otherwise modified from time to time, the “Transaction Agreement”; capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Transaction Agreement), pursuant to which (and subject to the terms and conditions set forth therein), (i) SPAC will merge with and into Pubco, with Pubco being the surviving corporation (the “SPAC Merger”) and (ii) following the consummation of the SPAC Merger, Merger Sub will merge with and into the Company, with the Company being the surviving corporation and a wholly-owned subsidiary of Pubco (the “Acquisition Merger” and together with the SPAC Merger, the “Mergers”); and

WHEREAS, in connection with the Transaction Agreement and the transactions contemplated therein, the Parties desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I
SPONSOR COVENANTS; Lock-up

Section 1.1 Binding Effect of Transaction Agreement. Each Sponsor hereby acknowledges that it has read the Transaction Agreement and this Agreement and has had the opportunity to consult with its tax, legal and other advisors with respect thereto and hereto. During the Interim Period, each Sponsor shall be bound by and comply with Section 8.04 (Confidentiality; Publicity) of the Transaction Agreement (and any relevant definitions contained in any such sections) as if such Sponsor was an original signatory to the Transaction Agreement with respect to such provisions.

Section 1.2 No Interim Period Transfers. Each Sponsor shall not, during the Interim Period, (i) directly or indirectly sell, transfer, hypothecate, pledge, encumber, assign or otherwise dispose of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily, any of its SPAC Common Stock or SPAC Warrants (collectively, a “Transfer”), (ii) enter into any Contract or option with respect to any transaction specified in clause (i) or any hedging or swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of its SPAC Common Stock or SPAC Warrants, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clauses (i) or (ii); provided, however, that the foregoing shall not prohibit (x) if such Sponsor is an individual, a Transfer (A) to any Immediate Family Member (as defined below) or to a trust for the benefit of such Sponsor or any Immediate Family Member the sole trustees of which are Sponsors or Immediate Family Members of Sponsors or (B) by will, other testamentary document or under the laws of intestacy upon the death of such Sponsor, (y) if such Sponsor is an entity, a Transfer to an Affiliate of such Sponsor or to another Sponsor that is a party to this Agreement and bound by the terms and obligations hereof; provided, further, that any such Transfer shall be permitted only if, prior to or concurrently with such Transfer, the Permitted Transferee (as defined below) agrees in a writing, reasonably satisfactory in form and substance to the Company, to assume all of the obligations of the transferor with respect to such Transferred securities under, and be bound by all of the terms with respect to such Transferred securities of, this Agreement. Any Transfer in violation of this Section 1.2 shall be null and void. As used in this Agreement, “Immediate Family Member” means, with respect to a natural person, his or her spouse or domestic partner, any parent of such person or of his or her spouse or domestic partner, or any lineal descendant of any of the foregoing.

Section 1.3 New Shares. In the event that (a) any SPAC Common Stock, SPAC Warrants or other equity securities of SPAC are issued to a Sponsor during the Interim Period pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of SPAC Common Stock or SPAC Warrants of, on or affecting the SPAC Common Stock or SPAC Warrants owned by such Sponsor or otherwise, (b) a Sponsor purchases or otherwise acquires beneficial ownership of any SPAC Common Stock, SPAC Warrants or other equity securities of SPAC during the Interim Period, or (c) a Sponsor acquires the right to vote or share in the voting of any SPAC Common Stock or other equity securities of SPAC during the Interim Period (such SPAC Common Stock, SPAC Warrants or other equity securities of SPAC, collectively the “New Securities”), then such New Securities acquired or purchased by such Sponsor shall be subject to the terms of this Agreement to the same extent as if they constituted the SPAC Common Stock or SPAC Warrants owned by such Sponsor as of the date hereof; provided, however, that only New Securities under clause (a) shall be subject to the provisions of Section 1.8.

Section 1.4 Closing Date Deliverables. On the Closing Date, the Sponsor Holdco shall deliver to SPAC, SPAC and the Company a duly executed copy of that certain Amended and Restated Registration Rights Agreement, by and among SPAC, SPAC, the Company, the Sponsor Holdco and certain of the Company’s stockholders or their respective affiliates, as applicable, in substantially the form attached as Exhibit D to the Transaction Agreement (the “Registration Rights Agreement”).

Section 1.5 Sponsor Agreements.

(a) During the Interim Period, at any meeting of the stockholders of SPAC, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the stockholders of SPAC is sought, in each case, as contemplated by the Transaction Agreement, each Sponsor shall (i) appear at each such meeting or otherwise cause all of its SPAC Common Stock to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its SPAC Common Stock:

(i) in favor of the Transactions and the adoption of the Transaction Agreement and any other matters necessary or reasonably requested by the Company, SPAC or Pubco for consummation of the Transactions;

(ii) against any Business Combination Proposal or any proposal relating to a Business Combination Proposal (in each case, other than the Transactions);

(iii) against any merger agreement or merger (other than the Transaction Agreement and the Mergers), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by SPAC; and

(iv) against any proposal, action or agreement that would or would reasonably be expected to (A) impede, frustrate, prevent or nullify any provision of this Agreement, the Transaction Agreement or the Mergers, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of any party under the Transaction Agreement or (C) result in any of the conditions set forth in Article IX of the Transaction Agreement not being fulfilled.

(b) Each Sponsor shall comply with, and fully perform all of its obligations, covenants and agreements set forth in the Letter Agreement, dated as of October 5, 2020.

(c) During the Interim Period, each Sponsor shall not modify or amend any Contract between or among such Sponsor, anyone related by blood, marriage or adoption to such Sponsor or any Affiliate of such Sponsor (other than SPAC or any of its Subsidiaries), on the one hand, and SPAC or any of SPAC’s Subsidiaries, on the other hand; provided that the foregoing shall not prohibit amending the Registration Rights Agreement in the form contemplated hereby and by the Transaction Agreement.

Section 1.6 Further Assurances. From time to time, at the Company’s request and without further consideration, each Sponsor shall execute and deliver such additional documents and take all such further action as may be necessary or reasonably requested to effect the actions and consummate the transactions contemplated hereby, and to consummate the Mergers, on the terms and subject to the conditions set forth in the Transaction Agreement and this Agreement.

Section 1.7 No Inconsistent Agreement. Each Sponsor hereby agrees that such Sponsor shall not enter into any agreement that would restrict, limit or interfere with the performance of such Sponsor’s obligations hereunder.

Section 1.8 Post-Closing Lock-up.

(a) Subject to and conditioned upon the occurrence of the Effective Time, each Sponsor hereby agrees that such Sponsor shall not Transfer any shares of Pubco Common Stock during the period commencing immediately after the Acquisition Merger Effective Time and ending upon the earlier to occur of (x) 8:00 am Eastern Time on the date that is twelve (12) months after (and excluding) the Closing Date and (y)  the occurrence of a Trigger Event (as defined below) without Pubco’s prior written consent (the “Shares Lock-up”); provided, however, that the Shares Lock-up shall not apply to any Transfer of shares of Pubco Common Stock by any Sponsor or its Permitted Transferees (as defined below) (i) to (A) Pubco’s officers or directors, (B) any Affiliates or Immediate Family Members of the Pubco’s officers or directors, or (C) any Sponsor or any members or partners of Sponsor Holdco or their Affiliates, any Affiliates of Sponsor Holdco, or any employees of such Affiliates; (ii) in the case of an individual, by gift to any Immediate Family Member of such individual or to a trust, the beneficiary of which is such an Immediate Family Member or an Affiliate of such individual, or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) by virtue of the laws of the State of Delaware or the Sponsor Holdco’s limited liability company agreement upon dissolution of the Sponsor Holdco; (vi) in the event of Pubco’s completion of a liquidation, merger, share exchange, reorganization or other similar transaction which results in all of Pubco’s stockholders having the right to exchange their shares of Pubco Common Stock for cash, securities or other property subsequent to the Closing Date; (vii) to a nominee or custodian of a Person to whom a Transfer would be permissible under clauses (i) through (vi) above; (viii) to any third-party pledgee in a bona fide transaction as collateral to secure obligations pursuant to lending or other arrangements between such third parties (or their Affiliates or designees) and such Sponsor and/or its Affiliates or any similar arrangement relating to a financing arrangement for the benefit of such Sponsor and/or its Affiliates; or (ix) pursuant to a bona fide loan or pledge or as a grant or maintenance of a bona fide lien, security interest, pledge or other similar encumbrance of any such securities owned by such Sponsor and/or its Affiliates to a nationally or internationally recognized financial institution in connection with a loan to such Sponsor and/or its Affiliates (each transferee contemplated by clauses (i) through (ix), a “Permitted Transferee”); provided, further, that in the case of clauses (i) through (vii) the Permitted Transferee must agree in writing to be bound by the Shares Lock-up and the Earn-out Vesting Terms with respect to the shares of Pubco Common Stock so Transferred.

(b) If any shares of Pubco Common Stock bears a legend (including a notation in any book entries in the case of uncertificated securities) that they are subject to the restrictions on transfer set forth in this Section 1.8, then, upon the termination of the Shares Lock-up to such shares of Pubco Common Stock, Pubco shall promptly (and in any event within one (1) Business Day) take all actions necessary (including, if required by Pubco’s transfer agent, delivering an opinion of Pubco’s counsel, in a form reasonably acceptable to Pubco’s transfer agent) to cause such legend to be removed.

(c) Notwithstanding anything to the contrary herein, to the extent the Pubco Board waives or repeals, or otherwise relaxes, the Bylaws Lock-up (whether acting pursuant to Section 7.12(iii) of the Pubco Post-Closing Bylaws or otherwise), the Shares Lock-up shall be identically waived, repealed or relaxed, as applicable.

(d) For purposes of this Agreement:

(i) the term “Pubco Sale” means the occurrence of any of the following events: (a) any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act or any successor provisions thereto is or becomes the beneficial owner, directly or indirectly, of securities of Pubco representing more than 50% of the combined voting power of Pubco’s then outstanding voting securities, (b) there is consummated a merger or consolidation of Pubco with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the board of directors of Pubco immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (y) the voting securities of Pubco immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (c) the shareholders of Pubco approve a plan of complete liquidation or dissolution of Pubco or there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by Pubco of all or substantially all of the assets of Pubco and its Subsidiaries, taken as a whole, other than such sale or other disposition by Pubco of all or substantially all of the assets of Pubco and its Subsidiaries, taken as a whole, to an entity at least 50% of the combined voting power of the voting securities of which are owned by shareholders of Pubco in substantially the same proportions as their ownership of Pubco immediately prior to such sale;

(ii) the term “Closing Price” means the last reported sale price of a share of Pubco Class A Common Stock on the principal national securities exchange on which the Pubco Class A Common Stock is then listed;

(iii) the term “Trading Day” is a day on which the New York Stock Exchange and the Nasdaq Stock Market are open for the buying and selling of securities; and

(iv) the term “Trigger Event” means the first such time that the Closing Price equals or exceeds $12.00 per share (subject to equitable adjustment as set forth in Section 1.8(e) below) for 20 out of any 30 consecutive Trading Days commencing at least 150 days after the Closing Date.

(e) If Pubco shall, at any time and from time to time after the Acquisition Merger Effective Time, effect any stock splits, reverse stock splits, dividends (whether payable in stock, cash or other assets), reorganizations, recapitalization, reclassifications, subdivisions, combinations, exchange of shares or other like changes or transactions with respect to the Pubco Class A Common Stock (an “Adjustment Event”), the per share stock price targets set forth in the definition of “Trigger Event” and in Section 1.9(d) shall be equitably adjusted for such Adjustment Event (it being acknowledged that, in the case of a cash dividend, such equitable adjustment shall result in a reduction in such per share stock price targets by the per share amount of such dividend). Any adjustment under this Section 1.8(e) shall become effective at the close of business on the date such Adjustment Event becomes effective (which shall be the “ex” date, if any, with respect to any such event).

Section 1.9 Sponsor Earn-out.

(a) Each holder of Promote Shares (including Sponsor Holdco or any of its Permitted Transferees, but excluding each of Jason Robins, Luis Ubiñas, Frederick Ball, and Allison Goldberg (collectively, including their Permitted Transferees, the “Independent Directors”)) hereby irrevocably agrees that, at (and subject only to the occurrence of) the Closing, the Earn-out Promote Shares will become restricted shares and will be subject to the vesting and forfeiture provisions set forth in Section 1.9(d) (the “Earn-out Vesting Terms”).

(b) The Earn-out Promote Shares will be composed as follows: (i) one-third (1/3rd) of the Earn-out Promote Shares will be subject to the vesting and forfeiture conditions specified in Section 1.9(d)(i) (the “First Target Earn-out Shares”), (ii) an additional one-third (1/3rd) of the Earn-out Promote Shares will be subject to the vesting and forfeiture conditions specified in Section 1.9(d)(ii) (the “Second Target Earn-out Shares”) and (iii) an additional one-third (1/3rd) of the Earn-out Promote Shares will be subject to the vesting and forfeiture conditions specified in Section 1.9(d)(iii) (the “Third Target Earn-out Shares”).

(c) If the result of the product of (i) one-third (1/3rd) multiplied by (ii) the total number of Earn-out Promote Shares is not a whole number, then the number of Earn-out Promote Shares resulting from the product of (A) 3.0 multiplied by (B) the fractional amount (rounded to the nearest thousandth when expressed in decimal form) of the fractional Earn-out Promote Share resulting from the calculation set forth in the introduction to this sentence will be rounded down to the nearest whole number, and each such whole Earn-out Promote Share will be a First Target Earn-out Share.

(d) The Earn-out Promote Shares will be subject to the following vesting conditions:

(i) If, at any time during the Earn-out Period, the Closing Price equals or exceeds $12.50 per share (subject to equitable adjustment as set forth in Section 1.8(e)) for 20 out of any 30 consecutive Trading Days, the First Target Earn-out Shares will immediately vest and no longer be subject to the forfeiture conditions provided in this Section 1.9;

(ii) If, at any time during the Earn-out Period, the Closing Price equals or exceeds $15.00 per share (subject to equitable adjustment as set forth in Section 1.8(e)) for 20 out of any 30 consecutive Trading Days, the Second Target Earn-out Shares will immediately vest and no longer be subject to the forfeiture conditions provided in this Section 1.9; and

(iii) If, at any time during the Earn-out Period, the Closing Price equals or exceeds $17.50 per share (subject to equitable adjustment as set forth in Section 1.8(e)) for 20 out of any 30 consecutive Trading Days, the Third Target Earn-out Shares will immediately vest and no longer be subject to the forfeiture conditions provided in this Section 1.9.

(e) For the avoidance of doubt, if the vesting conditions applicable to more than one of Section 1.9(d)(i), Section 1.9(d)(ii) or Section 1.9(d)(iii) have been satisfied at any time, then all of the Earn-out Promote Shares subject to such satisfied vesting conditions will immediately vest and no longer be subject to the forfeiture conditions provided in this Section 1.9.

(f) If, upon the expiration of the Earn-out Period, the vesting of any of the Earn-out Promote Shares has not occurred, then the applicable Earn-out Promote Shares that failed to vest pursuant to Section 1.9(d), as applicable, and any dividends or distributions previously paid or made in respect thereof will be automatically forfeited and transferred to Pubco for no consideration, and no Person (other than Pubco) will have any further right with respect thereto. Notwithstanding anything to the contrary herein, in no event will any holder of Earn-out Promote Shares be entitled to retain after the Earn-out Period an aggregate number of Earn-out Promote Shares greater than the total number of Earn-out Promote Shares that has vested in accordance with Section 1.9(d) or Section 1.9(g).

(g) In the event that there is an Pubco Sale during the Earn-out Period, then, to the extent that the holders of shares of Pubco Class A Common Stock receive an Pubco Sale Price that is greater than or equal to the applicable Pubco Trading Price specified in Section 1.9(d)(i), Section 1.9(d)(ii) or Section 1.9(d)(iii) (subject to Section 1.8(e)) any Earn-out Promote Shares that have not previously vested in accordance with Section 1.9(d)(i), Section 1.9(d)(ii) or Section 1.9(d)(iii), as applicable, will be deemed to have vested (to the extent that such Earn-out Promote Shares would have vested pursuant to Section 1.9(d)(i), Section 1.9(d)(ii) or Section 1.9(d)(iii), as applicable, if the Pubco Trading Price had been the Pubco Sale Price for any 20 Trading Days within any period of 30 Trading Days during the Earn-out Period) immediately prior to the closing of such Pubco Sale, and the holders of any Earn-out Promote Shares deemed vested pursuant to this Section 1.9(g) will be eligible to participate in such Pubco Sale with respect to such Earn-Out Promote Shares on the same terms, and subject to the same conditions, as the holders of shares of Pubco Class A Common Stock generally.

(h) For so long as any Earn-out Promote Share remains subject to the vesting and forfeiture conditions specified in Section 1.9(d), (i) the holder thereof will be entitled to exercise the voting rights carried by such Earn-out Promote Share and (ii) the holder thereof will not be entitled to receive any dividends or other distributions in respect of such Earn-out Promote Share, and any dividends or distributions paid or made in respect of such Earn-out Promote Share will be retained by Pubco and invested as and to the extent determined by Pubco and will be paid or made to the holder of such Earn-out Promote Share only when and to the extent that such Earn-out Promote Share vests in accordance with Section 1.9(d), and, to the extent that such Earn-out Promote Share fails to vest in accordance with Section 1.9(d) prior to the expiration of the Earn-out Period, any dividends or distributions paid or made in respect thereof will be forfeited to Pubco for no consideration, and no Person (other than Pubco) will have any further right with respect thereto.

(i) For purposes of this Agreement:

(i) “Pubco Sale Price” means the price per share of Pubco Class A Common Stock paid or payable to the holders of outstanding shares of Pubco Class A Common Stock (determined without giving effect to the vesting contemplated by Section 1.9(g)) in an Pubco Sale, inclusive of any escrows, holdbacks or fixed deferred purchase price, but exclusive of any contingent deferred purchase price, earnouts or the like; provided that, if and to the extent such price is payable in whole or in part in the form of consideration other than cash, the price for such non-cash consideration shall be (a) with respect to any securities, (i) the average of the closing prices of the sales of such securities on all securities exchanges on which such securities are then listed, averaged over a period of 21 days consisting of the day as of which such value is being determined and the 20 consecutive Business Days preceding such day, or (ii) if the information contemplated by the preceding clause (i) is not practically available, then the fair value of such securities as of the date of valuation as determined in accordance with the succeeding clause (b), and (b) with respect to any other non-cash assets, the fair value thereof as of the date of valuation, as determined by an independent, nationally recognized investment banking firm mutually selected by Pubco and Sponsor Holdco, on the basis of an orderly sale to a willing, unaffiliated buyer in an arm’s-length transaction, taking into account all factors determinative of value as the investment banking firm determines relevant (and giving effect to any transfer Taxes payable in connection with such sale).

(ii) “Earn-out Period” means the period commencing on the Closing Date and ending on the date that is five years after the Closing Date.

(iii) “Earn-out Promote Shares” means 6,672,500 Promote Shares.

(iv) “Promote Shares” means the shares of Pubco Class A Common Stock to be received by Sponsor Holdco pursuant to the SPAC Merger.

Section 1.10 No Solicitation. During the Interim Period, each Sponsor agrees not to, directly or indirectly, take any action, or authorize or knowingly permit any of its Affiliates or its or their respective representatives to take any action on its behalf, that would be a breach of Section 7.12 (Exclusivity) of the Transaction Agreement if taken by SPAC.

Section 1.11 Exchange.

(a) Each of the Sponsors hereby agrees that, immediately prior to the consummation of the SPAC Merger (but subject to the prior satisfaction of all of the conditions to consummation of the SPAC Merger set forth in Article IX of the Transaction Agreement) each such Sponsor shall contribute, transfer, assign, convey, and deliver to SPAC, and SPAC shall acquire and accept from each Sponsor, all of each such Sponsor’s right, title, and interest in, to, and under such Sponsor’s SPAC Class B Common Stock, and in exchange therefor, SPAC shall issue to each such Sponsor shares of SPAC Class A Common Stock, free and clear of all Liens as provided below (the “Exchange”).

(b) In connection with the Exchange:

(i) all 10,230,000 outstanding shares of SPAC Class B Common Stock held by Sponsor Holdco shall be exchanged and converted into the number of shares of SPAC Class A Common Stock equal to: (i) 9,230,000 divided by (ii) the Class A Exchange Ratio (as defined in the Transaction Agreement); and

(ii) all 30,000 outstanding shares of SPAC Class B Common Stock held by each Independent Director shall be exchanged and converted into the number of shares of SPAC Class A Common Stock equal to: (i) 30,000 divided by (ii) the Class A Exchange Ratio (as defined in the Transaction Agreement).

(c) No certificates will be issued in connection with the Exchange, and SPAC will record the exchange of the SPAC Class B Common Stock for the SPAC Class A Common Stock that the Sponsors are acquiring pursuant to the terms and conditions of this Section 1.11 on its books and records. Following the Exchange, no shares of SPAC Class B Common Stock shall be outstanding.

(d) The Exchange shall be applicable only in connection with the Transactions and this Agreement, and the Exchange shall be void and of no force and effect if this Agreement is terminated prior to the Closing.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Sponsors. Each Sponsor represents and warrants as of the date hereof to SPAC, Pubco and the Company (severally and not jointly and solely with respect to itself, himself or herself and not with respect to any other Sponsor) as follows:

(a) Organization; Due Authorization. If such Sponsor is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Sponsor’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Sponsor. If such Sponsor is an individual, such Sponsor has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement has been duly executed and delivered by such Sponsor and, assuming due authorization, execution and delivery of this Agreement by each of the other Parties, this Agreement constitutes a legally valid and binding obligation of such Sponsor, enforceable against such Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the applicable Sponsor.

(b) Ownership. Such Sponsor is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of such Sponsor’s SPAC Class B Common Stock and SPAC Warrants as set forth opposite such Sponsor’s name on Schedule I attached hereto, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such SPAC Class B Common Stock or SPAC Warrants (other than transfer restrictions under the Securities Act)) affecting any such SPAC Class B Common Stock or SPAC Warrants, other than Liens pursuant to (i) this Agreement, (ii) the SPAC Organizational Documents, (iii) the Transaction Agreement, (iv) the Insider Letter or (v) any applicable securities Laws. Such Sponsor’s SPAC Class B Common Stock and SPAC Warrants as set forth opposite such Sponsor’s name on Schedule I attached hereto are the only equity securities in SPAC owned of record or beneficially by such Sponsor on the date of this Agreement, and none of such Sponsor’s SPAC Class B Common Stock or SPAC Warrants are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such SPAC Class B Common Stock or SPAC Warrants, except as provided hereunder and under the Insider Letter. Other than the SPAC Warrants, such Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of SPAC or any equity securities convertible into, or which can be exchanged for, equity securities of SPAC.

(c) No Conflicts. The execution and delivery of this Agreement by such Sponsor does not, and the performance by such Sponsor of his, her or its obligations hereunder will not, (i) if such Sponsor is not an individual, conflict with or result in a violation of the organizational documents of such Sponsor or if such Sponsor is an individual, conflict with the rights of such Sponsor’s spouse or domestic partner, as applicable, or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Sponsor or such Sponsor’s SPAC Class B Common Stock or SPAC Warrants), in each case, to the extent the absence of such consent, approval or other action would prevent, enjoin or materially delay the performance by such Sponsor of its, his or her obligations under this Agreement.

(d) Litigation. There are no Actions pending against such Sponsor, or to the knowledge of such Sponsor threatened against such Sponsor, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Sponsor of its, his or her obligations under this Agreement.

(e) Brokerage Fees. Except as described on Section 5.11 of the Schedules, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by such Sponsor, for which SPAC or any of its Affiliates may become liable.

(f) Affiliate Arrangements. Except as set forth on Section 5.20 of the Schedules or appended as an exhibit to any SPAC SEC Reports filed or furnished by SPAC on or prior to the date hereof, neither such Sponsor nor any anyone related by blood, marriage or adoption to such Sponsor or, to the knowledge of such Sponsor, any Person in which such Sponsor has a direct or indirect legal, contractual or beneficial ownership of 5% or greater is party to, or has any rights with respect to or arising from, any Contract with SPAC or its Subsidiaries.

(g) Acknowledgment. Such Sponsor understands and acknowledges that each of SPAC, Pubco and the Company is entering into the Transaction Agreement in reliance upon such Sponsor’s execution and delivery of this Agreement.

ARTICLE III
MISCELLANEOUS

Section 3.1 Termination; Non-Survival of Representations and Warranties.

(a) This Agreement shall terminate upon the earliest to occur of (i) the consummation of a SPAC Sale following the Closing, (ii) the later to occur of the termination of the Shares Lock-up and the termination of the Warrant Securities Lock-up and, in either case, the performance by Pubco of the last obligation required to be performed by it under Section 1.8(b), (iii) the termination of the Transaction Agreement in accordance with its terms prior to the Closing or (iv) the time this Agreement is terminated upon the written agreement of the Parties. Upon such termination, this Agreement shall forthwith become void and have no further force or effect, without any liability or other obligation on the part of any Party to any Person in respect of the transactions contemplated hereby, and no Party shall have any claim against any other Party (and no Person shall have any rights against such Party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, that no such termination shall relieve any Party of any liability arising in respect of any fraud or Willful Breach of this Agreement prior to such termination. This ARTICLE III shall survive the termination of this Agreement.

(b) None of the representations or warranties contained in this Agreement or in any certificate or other writing delivered pursuant hereto shall survive the Closing.

Section 3.2 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, including its statute of limitations, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws or statute of limitations of another jurisdiction.

Section 3.3 CONSENT TO JURISDICTION AND SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

(a) Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may only be brought in the Court of Chancery of the State of Delaware or, if such court lacks jurisdiction, the state and federal courts in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Each Party consents to the service of process in any such Action in the same manner as for giving notices under Section 3.8 or any other manner permitted by Law. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 3.3(a).

(b) EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, INTENTIONALLY, VOLUNTARILY AND IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 3.4 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall (a) be assigned by any of the Sponsors, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of SPAC, Pubco and the Company or (b) be assigned by SPAC, Pubco or the Company, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the Company and Pubco (in the case of an attempted assignment by SPAC) or SPAC (in the case of an attempted assignment by Pubco or the Company). Any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 3.5 Specific Performance. The Parties agree that irreparable damage (for which monetary damages, even if available, would not be an adequate remedy) would occur, and that the Parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to specific performance, an injunction or injunctions, or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without proof of actual damages or otherwise (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at Law or in equity. Each Party acknowledges and agrees that the right of specific enforcement is an integral part of the transactions contemplated hereby and that, without such right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law.

Section 3.6 Amendment. This Agreement may not be amended except by an instrument in writing signed by the Parties, and this Agreement may not be waived except by an instrument in writing signed by the Party against which such waiver is to be enforced.

Section 3.7 Severability. If any provision (or part thereof) of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the provisions (or parts thereof) of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby.

Section 3.8 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) if delivered personally, when so delivered, (b) if delivered by email, when delivered if during normal business hours or the following Business Day if after normal business hours and, in either case, with confirmation of receipt or (c) if sent by a nationally recognized overnight courier service, such as Federal Express, or posted by registered or certified U.S. mail, return receipt requested and postage prepaid, when so delivered, in any such case to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice made pursuant to this Section 3.8):

If to SPAC prior to the Closing:

FirstMark Horizon Acquisition Corp.

100 5th Ave, 3rd Floor

New York, NY 10011

Attn: Eric Cheung

Email: eric@firstmarkcap.com

with a copy to (which will not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue, Suite 1400
Palo Alto, CA 94301
Attn: Michael Mies
Email: michael.mies@skadden.com

If to Pubco prior to the Closing, or the Company, SPAC or to Pubco after the Closing:

Starry, Inc.

38 Chauncey Street, 2nd Floor

Boston, MA 02111

Attn: Bill Lundregan, Chief Legal Officer

Email: wlundregan@starry.com

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

1271 Avenue of the Americas

New York, New York 10020
Attention: Justin Hamill; Chad Rolston

Email: Justin.Hamill@lw.com; Chad.Rolston@lw.com

If to a Sponsor:

To such Sponsor’s address set forth in Schedule I

with a copy to (which will not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue, Suite 1400

Palo Alto, CA 94301
Attn: Michael Mies
Email: michael.mies@skadden.com

and to:

FirstMark Horizon Acquisition Corp.

100 5th Ave, 3rd Floor

New York, NY 10011

Attn: Eric Cheung

Email: eric@firstmarkcap.com

In addition to the foregoing, in the case of any pre-Closing notices sent by any Sponsor to any other Sponsor, SPAC or Pubco, or sent by SPAC or Pubco to any Sponsor, copies shall also be sent to the Company and to Latham & Watkins LLP (to the persons referenced above).

Section 3.9 Counterparts. This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

Section 3.10 Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the Parties in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the Parties to the extent they relate in any way to the subject matter hereof.

Section 3.11 Shareholder Capacity Only. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall be construed to impose any obligation or limitation on votes or actions taken by any director, officer, employees, agent, designee or other representative of any Sponsor, or by any Sponsor that is a natural person, in either case in his or her capacity as a director or officer of SPAC or any of its Subsidiaries or any other Person. Each Sponsor is executing this Agreement solely in his, her or its capacity as a record or beneficial owner of SPAC Common Stock and/or SPAC Warrants, and the Company specifically acknowledges and agrees that each and every agreement herein by any Sponsor is made only in such capacity and subject to the limitations set forth in the immediately preceding sentence.

Section 3.12 Mutual Release.

(a) Effective as of the Closing, Pubco, on behalf of itself and its Subsidiaries and its and their respective successors and assigns (each, an “Pubco Releasing Party”), hereby unconditionally and irrevocably forever releases and discharges each Sponsor and each of its Affiliates, and any past, present or future directors, managers, officers, employees, Representatives, agents, lenders, investors, partners, principals, members, managers, direct or indirect shareholders or equityholders of any of the foregoing Persons, and the respective successors and assigns of the foregoing Persons (each, an “Pubco Released Party”), of and from, and hereby unconditionally and irrevocably waives, releases and discharges any and all proceedings, covenants, claims, liabilities, suits, judgments, accounts, actions and causes of action of any kind or character whatsoever, known or unknown, suspected or unsuspected, in Contract, direct or indirect, primary or secondary, at Law or in equity, that such Pubco Releasing Party ever had, now has or ever may have or claim to have against any Pubco Released Party, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing arising at or prior to the Closing, or otherwise related to the pre-Closing period; provided, that nothing contained in this Section 3.12(a) shall be construed as a waiver of any rights under (i) this Agreement, (ii) any other Ancillary Agreements to which any Pubco Releasing Party is party or (iii) with respect to any Pubco Released Party who is a natural person, any indemnification, employment or other similar arrangements (including any such arrangement providing for exculpation or advancement of expenses). Pubco, on behalf of itself and the other Pubco Releasing Parties, expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims, and understands the significance of this release of unknown claims and waiver of statutory protection against a release, on behalf of itself and the other Pubco Releasing Parties, of unknown claims, and acknowledges and agrees that this waiver is an essential and material term of this Agreement. Pubco, on behalf of itself and each other Pubco Releasing Party, acknowledges that each Sponsor will be relying on the waiver and release provided in this Section 3.12(a) in connection with entering into this Agreement and that this Section 3.12(a) is intended for the benefit of the Pubco Released Parties and to grant third party beneficiary rights to each Pubco Released Party to enforce this Section 3.12(a).

(b) Effective as of the Closing, each Sponsor, on behalf of itself and its Affiliates and its and their respective successors and assigns (each, a “Sponsor Releasing Party”), hereby unconditionally and irrevocably forever releases and discharges Pubco and each of its Affiliates, and any past, present or future directors, managers, officers, employees, Representatives, agents, lenders, investors, partners, principals, members, managers, direct or indirect shareholders or equityholders of any of the foregoing Persons, and the respective successors and assigns of the foregoing Persons (each, a “Sponsor Released Party”), of and from, and hereby unconditionally and irrevocably waives, releases and discharges any and all proceedings, covenants, claims, liabilities, suits, judgments, accounts, actions and causes of action of any kind or character whatsoever, known or unknown, suspected or unsuspected, in Contract, direct or indirect, primary or secondary, at Law or in equity, that such Sponsor Releasing Party ever had, now has or ever may have or claim to have against any Sponsor Released Party, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing arising at or prior to the Closing, or otherwise related to the pre-Closing period; provided, that nothing contained in this Section 3.12(b) shall be construed as a waiver of any rights under (i) this Agreement, (ii) any other Ancillary Agreements to which any Sponsor Releasing Party is party or (iii) with respect to any Sponsor Releasing Party who is a natural person, any indemnification, employment or other similar arrangements (including any such arrangement providing for exculpation or advancement of expenses). Each Sponsor, on behalf of itself and each of its associated Sponsor Releasing Parties, expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims, and understands the significance of this release of unknown claims and waiver of statutory protection against a release, on behalf of itself and its associated Sponsor Releasing Parties, of unknown claims, and acknowledges and agrees that this waiver is an essential and material term of this Agreement. Each Sponsor, on behalf of itself and each of its associated Sponsor Releasing Parties, acknowledges that Acquiror will be relying on the waiver and release provided in this Section 3.12(b) in connection with entering into this Agreement and that this Section 3.12(b) is intended for the benefit of the Sponsor Released Parties and to grant third party beneficiary rights to each Sponsor Released Party to enforce this Section 3.12(b).

(c) The Company acknowledges and agrees that the foregoing provisions of this Section 3.12 were specifically requested by the Company as a material inducement to its willingness to enter into the Transaction Agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Sponsors, SPAC, Pubco and the Company have each caused this Sponsor Support Agreement to be duly executed as of the date first written above.

SPONSORS:

FIRSTMARK HORIZON SPONSOR LLC

By:	/s/ Amish Jani
Name:	Amish Jani
Title:	President

/s/ Richart Heitzmann
Name:	Richard Heitzmann

/s/ Amish Jani
Name:	Amish Jani

/s/ Jason Robins
Name:	Jason Robins

/s/ Luis Ubinas
Name:	Luis Ubiñas

/s/ Frederick Ball
Name:	Frederick Ball

/s/ Allison Goldberg
Name:	Allison Goldberg

[Signature Page to Sponsor Support Agreement]

PUBCO:

STARRY HOLDINGS, INC.

By:	/s/ William J. Lundregan
	Name:	William J. Lundregan
	Title:	President

[Signature Page to Sponsor Support Agreement]

SPAC:

FIRSTMARK HORIZON ACQUISITION CORP.

By:	/s/ Amish Jani
	Name:	Amish Jani
	Title:	President

[Signature Page to Sponsor Support Agreement]

COMPANY:

STARRY, INC.

By:	/s/ Chaitanya Kanojia
	Name:	Chaitanya Kanojia
	Title:	Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

Schedule I

Sponsor-held SPAC Class A Common Stock, SPAC B Common Stock and SPAC Warrants

Sponsor	SPAC Class A Common Stock	SPAC Class B Common Stock	SPAC Warrants
FirstMark Horizon Sponsor LLC(1)	0	10,230,000	6,853,333
Richard Heitzmann(1)	0	0	0
Amish Jani(1)	0	0	0
Jason Robins	0	30,000	0
Luis Ubiñas	0	30,000	0
Frederick Ball	0	30,000	0
Allison Goldberg	0	30,000	0

(1)	Messrs. Heitzmann and Jani may be deemed to beneficially own securities held by FirstMark Horizon Sponsor LLC by virtue of their shared control over FirstMark Horizon Sponsor LLC. Each of Messrs. Heitzmann and Jani disclaims beneficial ownership of securities held by FirstMark Horizon Sponsor LLC except to the extent of their pecuniary interests therein.

[Schedule I to Sponsor Support Agreement]